Exhibit 99.1

Progyny, Inc. Announces First Quarter 2025 Results
Reports Record Revenue of $324.0 Million, Reflecting 16.5% Growth
Raises Full Year Guidance Due to Strong Start to the Year
Early Selling Season Activity Reflects Ongoing Demand in Women's Health and Family Building Solutions

NEW YORK, May 8, 2025 /GlobeNewswire/ - Progyny, Inc. (Nasdaq: PGNY) (“Progyny” or the “Company”), a global leader in women's health and family building solutions, today announced its financial results for the three-month period ended March 31, 2025 (“the first quarter of 2025”) as compared to the three-month period ended March 31, 2024 (“the first quarter of 2024” or “the prior year period”).

“We're pleased with the strong start to the year, highlighted by both our solid financial results as well as the progress made with our investments to expand the platform and extend our leading position as the solution of choice in women's health and family building,” said Pete Anevski, Chief Executive Officer of Progyny.

“As HR leaders begin to consider their benefits strategies for next year, we continue to see that women's health and family building remain a priority for all types of employers,” continued Anevski. “Although it's early in the selling season - and a number of things can still impact how the year unfolds, including the ongoing macro economic uncertainty - with the visibility we have into current overall sales activity, we're off to a good start and we believe we have multiple pathways to meet our sales goals for the year.”

“The first quarter results reflect double-digit revenue growth, increased gross margin, and significant cash flow. In addition, member engagement continues to be consistent with the historical range, reinforcing - once again - that the desire to pursue family building is fundamental to our members,” said Mark Livingston, Progyny’s Chief Financial Officer.

First Quarter 2025 Highlights:

(unaudited; in thousands, except per share amounts)	1Q 2025	1Q 2024
Revenue	$324,038	$278,078

Gross Profit	$75,795	$62,406
Gross Margin	23.4%	22.4%
Net Income	$15,059	$16,898

Net Income per Diluted Share[1]	$0.17	$0.17

Adjusted Earnings per Diluted Share[2]	$0.48	$0.39

Adjusted EBITDA[2]	$57,790	$50,291
Adjusted EBITDA Margin[2]	17.8%	18.1%

1.Net income per diluted share reflects weighted-average shares outstanding as adjusted for potential dilutive securities, including options, restricted stock units, warrants to purchase common stock, and shares issuable under the employee stock purchase plan.
2.Adjusted Earnings per Diluted Share, Adjusted EBITDA, and Adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, U.S. generally accepted accounting principles ("GAAP"). Please see Annex A of this press release for a reconciliation of Adjusted Earnings per Diluted Share to earnings per share, and Adjusted EBITDA to net income, the most directly comparable financial measures stated in accordance with GAAP for each of the periods presented. We calculate Adjusted Earnings per Diluted Share as net income per diluted share excluding the impact of stock-based compensation, adjusted for the impact of taxes. We calculate Adjusted EBITDA margin as Adjusted EBITDA divided by revenue.

Financial Highlights
Revenue was $324.0 million, a 16.5% increase as compared to the $278.1 million reported in the first quarter of 2024, primarily as a result of the increase in our number of clients and covered lives. As previously disclosed, a large client did not renew its services agreement for 2025, though it provided for an extended transition period over the first half of 2025 for members meeting certain criteria. Excluding the $31.3 million and $31.5 million of revenue from this client in the first quarters of 2025 and 2024, respectively, revenue increased 19%.

•Fertility benefit services revenue was $206.4 million, a 22% increase from the $169.8 million reported in the first quarter of 2024.
•Pharmacy benefit services revenue was $117.6 million, a 9% increase as compared to the $108.3 million reported in the first quarter of 2024.

Gross profit was $75.8 million, an increase of 21% from the $62.4 million reported in the first quarter of 2024, primarily due to the higher revenue. Gross margin was 23.4%, as compared to the 22.4% reported in the prior year period.

Net income was $15.1 million, or $0.17 income per diluted share, as compared to the $16.9 million, or $0.17 income per diluted share, reported in the first quarter of 2024. The lower net income was due primarily to a higher provision for income taxes driven by the discrete tax impacts of equity compensation, which more than offset the higher operating profit.

Adjusted EBITDA was $57.8 million, an increase of 15% as compared to the $50.3 million reported in the first quarter of 2024, as the higher gross profit was partially offset by increased investments to expand the platform and integrate recent acquisitions. Adjusted EBITDA margin was 17.8% as compared to the 18.1% Adjusted EBITDA margin in the first quarter of 2024. Please refer to Annex A for a reconciliation of Adjusted EBITDA to net income.

Cash Flow
Net cash provided by operating activities in the first quarter of 2025 was $49.8 million, as compared to net cash provided by operating activities of $25.7 million in the prior year period. The higher cash flow as compared to the prior year period was due to higher profitability as well as the timing impact of certain working capital items in both periods.

Balance Sheet and Financial Position
As of March 31, 2025, the Company had total working capital of approximately $330.6 million and no debt. This included cash and cash equivalents and marketable securities of $256.1 million, an increase of $28.2 million from the balances as of December 31, 2024.

Key Metrics
The Company had 532 fertility and family building clients as of March 31, 2025, as compared to 451 clients as of March 31, 2024.

	Three Months Ended March 31,
	2025	2024
ART Cycles*	16,160	14,802
Utilization – All Members**	0.54%	0.53%
Utilization – Female Only**	0.46%	0.46%
Average Members***	6,695,000	6,350,000

* Represents the number of ART cycles performed, including IVF with a fresh embryo transfer, IVF freeze all cycles/embryo banking, frozen embryo transfers, and egg freezing. Includes ART cycles performed in 2025 under the extended transition of care agreement with the large client who did not renew its services agreement.
** Represents the member utilization rate for all fertility and family building services, including, but not limited to, ART cycles, initial consultations, IUIs, and genetic testing. The utilization rate for all members includes all unique members (female and male) who utilize the benefit during that period, while the utilization rate for female only includes only unique females who utilize the benefit during that period. For purposes of calculating utilization rates in any given period, the results reflect the number of unique members utilizing the benefit for that period. Individual periods cannot be combined as member treatments may span multiple periods. Utilization for 2025 excludes activity under the extended transition of care agreement with the large client who did not renew its services agreement, as only members meeting certain criteria were eligible to use the benefit.
***Includes approximately 300,000 members from a single client who are not reflected in utilization as a result of the client's chosen benefit design. 2025 excludes the limited number of members who were eligible to use the benefit under the extended transition of care agreement with the large client who did not renew its services agreement.

Financial Outlook
“As the second quarter begins, member engagement is pacing consistent with the first quarter. Nonetheless, given the variability we experienced in 2024 and the ongoing uncertainty in the macro environment, the guidance we're issuing today reflects a range of engagement and activity in 2025,” said Mr. Anevski. “The guidance also reflects the impact of our previously announced investments in member experience and acquisition integration - which we expect will ramp in the second quarter and continue over the balance of the year - as well as the wind down in the transition of care agreement with the large client, and no contribution over the second half of the year.”

The Company is providing the following financial guidance for the full year period ending December 31, 2025 and the three-month period ending June 30, 2025:

•Full Year 2025 Outlook:
oRevenue is now projected to be $1.185 billion to $1.235 billion, reflecting growth of 1.5% to 5.8%, including $44.0 million to $46.0 million of revenue from the transition of care agreement with the large client
oNet income is projected to be $42.4 million to $51.8 million, or $0.46 to $0.56 per diluted share, on the basis of approximately 92 million assumed weighted-average fully diluted-shares outstanding
oAdjusted EBITDA1 is projected to be $190.0 million to $203.0 million
oAdjusted earnings per diluted share1 is projected to be $1.54 to $1.64

•Second Quarter of 2025 Outlook:
oRevenue is projected to be $310.0 million to $325.0 million, reflecting growth of 1.9% to 6.9%, including $12.7 million to $14.7 million of revenue from the transition of care agreement with the large client
oNet income is projected to be $11.5 million to $14.5 million, or $0.13 to $0.16 per diluted share, on the basis of approximately 91 million assumed weighted-average fully diluted-shares outstanding
oAdjusted EBITDA1 is projected to be $49.0 million to $53.0 million
oAdjusted earnings per diluted share1 is projected to be $0.40 to $0.43

1.Adjusted EBITDA and Adjusted earnings per diluted share are financial measures that are not required by, or presented in accordance with, GAAP. Please see Annex A of this press release for a reconciliation of forward-looking Adjusted EBITDA to forward-looking net income and Adjusted net income to net income, the most directly comparable financial measures stated in accordance with GAAP, for the period presented.

Conference Call Information
Progyny will host a conference call at 4:45 P.M. Eastern Time (1:45 P.M. Pacific Time) today, May 8, 2025, to discuss its financial results. Interested participants from the United States may join by calling 1.866.825.7331 and using conference ID 265484. Participants from international locations may join by calling 1.973.413.6106 and using the same conference ID. A replay of the call will be available until May 15, 2025 at 5:00 P.M. Eastern Time by dialing 1.800.332.6854 (U.S. participants) or 1.973.528.0005 (international) and entering passcode 265484. A live audio webcast of the call and subsequent replay will also be available through the Events & Presentations section of the Company’s Investor Relations website at investors.progyny.com.

About Progyny
Progyny (Nasdaq: PGNY) is a global leader in women's health and family building solutions, trusted by the nation's leading employers, health plans and benefit purchasers. We envision a world where everyone can realize their dreams of family and ideal health. Our outcomes prove that comprehensive, inclusive and intentionally designed solutions simultaneously benefit employers, patients, and physicians.

Our benefits solution empowers patients with concierge support, coaching, education, and digital tools; provides access to a premier network of fertility and women's health specialists who use the latest science and technologies; drives optimal clinical outcomes; and reduces healthcare costs.

Headquartered in New York City, Progyny has been recognized for its leadership and growth as a TIME100 Most Influential Company, CNBC Disruptor 50, Modern Healthcare’s Best Places to Work in Healthcare, Forbes' Best Employers, Financial Times Fastest Growing Companies, INC. 5000, INC. Power Partners and Crain’s Fast 50 for NYC. For more information, visit www.progyny.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release other than statements of historical fact, including, without limitation, statements regarding our financial outlook for the second quarter and full year 2025, including the impact of our sales season and client launches; our anticipated number of clients and covered lives for 2025; our expected utilization rates and mix; the demand for our solutions; our expectations for our selling season for 2026 launches; our positioning to successfully manage economic uncertainty on our business; the timing of client decisions; our ability to retain existing clients and acquire new clients; and our business strategy, plans, goals and expectations concerning our market position, future operations, and other financial and operating information. The words “anticipates,” “assumes,” “believe,” “contemplate,” “continues, ” “could,” “estimates,” “expects,” “future,” “intends,” “may,” “plans,” “predict,” “potential,” “project,” “seeks,” “should,” “target,” “will,” and the negative of these or similar expressions and phrases are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions.

Forward-looking statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, without limitation, failure to meet our publicly announced guidance or other expectations about our business; competition in the market in which we operate; our history of operating losses and ability to sustain profitability; unfavorable conditions in our industry or the United States economy; our limited operating history and the difficulty in predicting our future results of operations; our ability to attract and retain clients and increase the adoption of services within our client base; the loss of any of our largest client accounts; changes in the technology industry; changes or developments in the health insurance market; negative publicity in the health benefits industry; lags, failures or security breaches in our computer systems or those of our vendors; a significant change in the utilization of our solutions; our ability to offer high-quality support; positive references from our existing clients; our ability to develop and expand our marketing and sales capabilities; the rate of growth of our future revenue; the accuracy of the estimates and assumptions we use to determine the size of target markets; our ability to successfully manage our growth; reductions in employee benefits spending; seasonal fluctuations in our sales; the adoption of new solutions and services by our clients or members; our ability to innovate and develop new offerings; our ability to adapt and respond to the changing medical landscape, regulations, and client needs, requirements or preferences; our ability to maintain and enhance our brand; our ability to attract and retain members of our management team, key employees, or other qualified personnel; risks related to any litigation against us; our ability to maintain our Center of Excellence network of healthcare providers; our strategic relationships with and monitoring of third parties; our ability to maintain our pharmacy distribution network if there is a disruption to our network or its associated supply chains; our relationship with key pharmacy program partners or any decline in rebates provided by them; our ability to maintain our relationships with benefits consultants; exposure to credit risk from our members; risks related to government regulation; risks related to our business with government entities; our ability to protect our intellectual property rights; risks related to acquisitions, strategic investments, or partnerships; federal tax reform and changes to our effective tax rate; the imposition of state and local state taxes; our ability to utilize a portion of our net operating loss or research tax credit carryforwards; our ability to develop or maintain effective internal control over financial reporting; and our ability to adapt and respond to the changing SEC or stakeholder expectations regarding environmental, social and governance practices. For a detailed discussion of these and other risk factors, please refer to our filings with the Securities and Exchange Commission (the “SEC”), including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and subsequent reports that we file with the SEC, which are available at http://investors.progyny.com and on the SEC’s website at https://www.sec.gov.

Forward-looking statements represent our management’s beliefs and assumptions only as of the date of this press release. Our actual future results could differ materially from what we expect. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons.

Non-GAAP Financial Measures
In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release and the accompanying tables include the non-GAAP financial measures Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA margin on incremental revenue and Adjusted earnings per diluted share.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA margin on incremental revenue and Adjusted earnings per diluted share are supplemental financial measures that are not required by, or presented in accordance with, GAAP. We believe that these non-GAAP measures, when taken together with our GAAP financial results, provide meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA margin on incremental revenue and Adjusted earnings per diluted share are helpful to our investors as they are measures used by management in assessing the health of our business, determining incentive compensation, evaluating our operating performance, and for internal planning and forecasting purposes.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA margin on incremental revenue and Adjusted earnings per diluted share are presented for supplemental informational purposes only, have limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA margin on incremental revenue and Adjusted earnings per diluted share include: (1) it does not properly reflect capital commitments to be paid in the future; (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures; (3) it does not consider the impact of stock-based compensation expense; (4) it does not reflect other non-operating income and expenses, including interest and other income, net; and (5) it does not reflect tax payments that may represent a reduction in cash available to us. In addition, our non-GAAP measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we calculate these measures, limiting their usefulness as comparative measures. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA margin on incremental revenue and Adjusted earnings per diluted share alongside other financial performance measures, including our net income, gross margin, and our other GAAP results.

We calculate Adjusted EBITDA as net income, adjusted to exclude depreciation and amortization; stock-based compensation expense; interest and other income, net; and provision for income taxes. We calculate Adjusted EBITDA margin as Adjusted EBITDA divided by revenue. We calculate Adjusted EBITDA margin on incremental revenue as incremental Adjusted EBITDA in 2025 divided by incremental revenue in 2025. We calculate Adjusted earnings per diluted share as net income per diluted share excluding the impact of stock-based compensation, adjusted for the associated impact of taxes. Please see Annex A: “Reconciliation of GAAP to Non-GAAP Financial Measures” elsewhere in this press release.

For Further Information, Please Contact:
Investors:
James Hart
investors@progyny.com

Media:
Alexis Ford
media@progyny.com

PROGYNY, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share amounts)

	March 31,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$109,239	$162,314
Marketable securities	146,884	65,640
Accounts receivable, net of $58,610 and $56,355 of allowance at March 31, 2025 and December 31, 2024, respectively	299,743	235,324
Prepaid expenses and other current assets	11,826	9,443
Total current assets	567,692	472,721
Property and equipment, net	15,740	12,383
Operating lease right-of-use assets	26,949	17,251
Goodwill	19,651	15,534
Intangible assets, net	6,753	1,303
Deferred tax assets	84,948	84,933
Other noncurrent assets	8,552	2,977
Total assets	$730,285	$607,102
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$145,713	$95,097
Accrued expenses and other current liabilities	91,415	73,530
Total current liabilities	237,128	168,627
Operating lease noncurrent liabilities	25,998	16,413
Total liabilities	263,126	185,040
Commitments and Contingencies
STOCKHOLDERS' EQUITY
Common stock, $0.0001 par value; 1,000,000,000 shares authorized; at March 31, 2025 and December 31, 2024, respectively; 98,052,017 and 97,692,891 shares issued; 85,669,824 and 85,310,698 outstanding at March 31, 2025 and December 31, 2024, respectively	9	9
Additional paid-in capital	611,563	581,596
Treasury stock, at cost, $0.0001 par value; 12,998,173 and 12,998,173 shares at March 31, 2025 and December 31, 2024, respectively	(303,889)	(303,889)
Accumulated earnings	159,366	144,307
Accumulated other comprehensive income	110	39
Total stockholders’ equity	467,159	422,062
Total liabilities and stockholders’ equity	$730,285	$607,102

PROGYNY, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2025	2024
Revenue	$324,038	$278,078
Cost of services	248,243	215,672
Gross profit	75,795	62,406
Operating expenses:
Sales and marketing	17,786	15,454
General and administrative	33,839	28,429
Total operating expenses	51,625	43,883
Income from operations	24,170	18,523
Interest and other income, net	2,367	3,992
Income before income taxes	26,537	22,515
Provision for income taxes	11,478	5,617
Net income	$15,059	$16,898
Net income per share:
Basic	$0.18	$0.18
Diluted	$0.17	$0.17
Weighted-average shares used in computing net income per share:
Basic	85,499,153	96,484,657
Diluted	89,307,934	101,052,933

PROGYNY, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended March 31,
	2025		2024
OPERATING ACTIVITIES
Net income	$15,059		$16,898
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax expense	11		2,877
Non-cash interest income	—		(190)
Depreciation and amortization	1,108		716
Loss on disposal of property and equipment	79	—	—
Stock-based compensation expense	32,512		31,052
Bad debt expense	5,659		4,772
Net accretion of discounts on marketable securities	1,106		(3,395)
Foreign currency exchange rate loss	—		35
Changes in operating assets and liabilities:
Accounts receivable	(69,732)		(60,118)
Prepaid expenses and other current assets	(2,383)		15,169
Accounts payable	49,618		4,790
Accrued expenses and other current liabilities	17,509		12,995
Other noncurrent assets and liabilities	(738)		131
Net cash provided by operating activities	49,808		25,732

INVESTING ACTIVITIES
Purchase of property and equipment, net	(2,843)		(850)
Purchase of marketable securities	(145,809)		(110,806)
Sale of marketable securities	63,382		131,000
Acquisition of business, net of cash acquired	(9,340)		—
Net cash (used in) provided by investing activities	(94,610)		19,344

FINANCING ACTIVITIES
Repurchase of common stock	—		(23,764)
Proceeds from exercise of stock options	39		962
Payment of employee taxes related to equity awards	(3,583)		(4,959)
Proceeds from contributions to employee stock purchase plan	256		350
Net cash used in financing activities	(3,288)		(27,411)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	15		(2)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(48,075)		17,663
Cash, cash equivalents, and restricted cash, beginning of period	162,314		97,296
Cash, cash equivalents, and restricted cash, end of period	$114,239		$114,959

Cash and cash equivalents	109,239		114,959
Restricted cash included within noncurrent assets	5,000		—
Total cash, cash equivalents, and restricted cash	114,239		114,959

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for income taxes, net of refunds received	$400		$(362)
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Additions of property and equipment, net included in accounts payable and accrued expenses	$1,246		$155

ANNEX A

PROGYNY, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
-(unaudited)
(in thousands, except share and per share amounts)

Costs of Services, Gross Margin and Operating Expenses Excluding Stock-Based Compensation Calculation
The following table provides a reconciliation of cost of services, gross profit, sales and marketing and general and administrative expenses to each of these measures excluding the impact of stock-based compensation expense for each of the periods presented:

	Three Months Ended
	March 31, 2025
	GAAP	Stock-Based Compensation Expense	Non-GAAP

Cost of services	$248,243	$(9,398)	$238,845
Gross profit	$75,795	$9,398	$85,193
Sales and marketing	$17,786	$(7,875)	$9,911
General and administrative	$33,839	$(15,239)	$18,600

Expressed as a Percentage of Revenue
Gross margin	23.4%	2.9%	26.3%
Sales and marketing	5.5%	(2.4)%	3.1%
General and administrative	10.4%	(4.7)%	5.7%

	Three Months Ended
	March 31, 2024
	GAAP	Stock-Based Compensation Expense	Non-GAAP

Cost of services	$215,672	$(9,033)	$206,639
Gross profit	$62,406	$9,033	$71,439
Sales and marketing	$15,454	$(7,503)	$7,951
General and administrative	$28,429	$(14,516)	$13,913

Expressed as a Percentage of Revenue
Gross margin	22.4%	3.2%	25.7%
Sales and marketing	5.6%	(2.7)%	2.9%
General and administrative	10.2%	(5.2)%	5.0%

Note: percentages shown in the table may not cross foot due to rounding.

Adjusted Earnings Per Diluted Share Calculation
The following table provides a reconciliation of net income to Adjusted Earnings Per Diluted Share for each of the periods presented:

Three Months Ended
March 31, 2025

Net Income	$15,059
Add:
Stock-based compensation expense	32,512
Income tax effect of non-GAAP adjustment	(4,523)
Adjusted Net income	$43,048

Diluted Shares	89,307,934
Adjusted Earnings Per Diluted Share	$0.48

Three Months Ended
March 31, 2024

Net Income	$16,898
Add:
Stock-based compensation expense	31,052
Income tax effect of non-GAAP adjustment	(8,817)
Adjusted Net income	$39,133

Diluted Shares	101,052,933
Adjusted Earnings Per Diluted Share	$0.39

Adjusted EBITDA and Adjusted EBITDA Margin on Incremental Revenue Calculation
The following table provides a reconciliation of Net income to Adjusted EBITDA for each of the periods presented:

	Three Months Ended
	March 31,
	2025	2024

Net income	$15,059	$16,898
Add:
Depreciation and amortization	1,108	716
Stock‑based compensation expense	32,512	31,052
Interest and other income, net	(2,367)	(3,992)
Provision for income taxes	11,478	5,617
Adjusted EBITDA	$57,790	$50,291

Revenue	$324,038	$278,078

Incremental revenue vs. 2024	45,960

Incremental Adjusted EBITDA vs. 2024	7,499

Incremental Adj EBITDA margin on incremental revenue	16.3%

Reconciliation of Non-GAAP Financial Guidance for the Three Months Ending June 30, 2025 and Year Ending December 31, 2025

	Three Months Ending June 30, 2025		Year Ending December 31, 2025
	Low	High	Low	High

Revenue	$310,000	$325,000	$1,185,000	$1,235,000
Net Income	$11,500	$14,500	$42,400	$51,800
Add:
Depreciation and amortization	1,500	1,500	6,000	6,000
Stock-based compensation expense	32,500	32,500	127,000	127,000
Interest and other income, net	(2,000)	(2,000)	(9,700)	(9,700)
Provision for income taxes	5,500	6,500	24,300	27,900
Adjusted EBITDA*	$49,000	$53,000	$190,000	$203,000

	Three Months Ending June 30, 2025		Year Ending December 31, 2025
	Low	High	Low	High

Net Income	$11,500	$14,500	$42,400	$51,800
Add:
Stock-based compensation	32,500	32,500	127,000	127,000
Income tax effect of non-GAAP adjustment	(8,000)	(8,000)	(28,000)	(28,000)
Adjusted Net income*	$36,000	$39,000	$141,400	$150,800

Diluted Shares	91,000,000	91,000,000	92,000,000	92,000,000
Adjusted Earnings Per Diluted Share	$0.40	$0.43	$1.54	$1.64

* All of the numbers in the tables above reflect our future outlook as of the date hereof.  Net income, Adjusted Net Income and Adjusted EBITDA ranges do not reflect any estimate for other potential activities and transactions, nor do they contemplate any discrete income tax items, including the income tax impact related to equity compensation activity.

Assisted Reproductive Technology (ART) Cycles per Unique Female Utilizer

The following tables provide historical trend and guidance assumptions for average members, female utilization rate, and ART Cycles per Unique Female Utilizer for the full year and quarterly periods presented:

					Guidance Assumptions For:
					Year Ending December 31, 2025
	Year Ending December 31,				Low End as of	High End as of
	2021	2022	2023	2024 [1]	May 8, 2025[1]	May 8, 2025[1]
Average Members	2,812,000	4,349,000	5,383,000	6,104,000[1]	6,450,000[1,2]	6,450,000[1,2]

Female Utilization Rate	1.07%	1.03%	1.09%	1.07%	1.02%[2]	1.04%[2]

Female Unique Utilizers	30,053	44,600	58,596	65,077	66,100[2]	67,400[2]

ART Cycles	28,413	42,598	58,013	61,114	61,800	64,500

ART Cycles per Unique Female Utilizer	0.95	0.96	0.99	0.94	0.89	0.91

Revenue ($ in millions)	$500.6	$786.9	$1,088.6	$1,167.2	$1,185.0	$1,235.0

1 Calculations for 2024 and 2025 exclude approximately 300,000 members from a single client not reflected in female utilizers as a result of the client's chosen benefit design.
2 Calculations exclude activity from a large client whose program discontinued for 2025, but who allowed for an extended period of transition of care for certain members.

Quarterly ART Cycles per Unique Female Utilizer

	Three Months Ending				Year Ending
	March 31,	June 30,	September 30,	December 31,	December 31,
2022	0.50	0.55	0.56	0.58	0.96

2023	0.51	0.55	0.56	0.58	0.99

2024*	0.53	0.54	0.52	0.54	0.94

2025: Low End of Guidance Range	0.51	0.50E			0.89E

2025: High End of Guidance Range	0.51	0.52E			0.91E

*Calculations for 2024 and 2025 exclude approximately 300,000 members from a single client not reflected in female utilizers as a result of the client's chosen benefit design.
E indicates the estimated value assumed.